Exhibit 10.2
AMENDMENT NO. 3 TO
AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
MORGANS GROUP LLC
THIS AMENDMENT NO. 3 TO AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF MORGANS GROUP LLC (this “Amendment”), dated as of September 15, 2011, is entered into by Morgans Hotel Group Co., a Delaware corporation, as managing member (the “Managing Member”) of Morgans Group LLC (the “Company”).
WHEREAS, the Company was formed by the filing of a certificate of formation with the Secretary of State of the State of Delaware on October 25, 2005 by an authorized person of the Company;
WHEREAS, on October 25, 2005, Morgans Hotel Group LLC, a Delaware limited liability company, as the sole initial member of the Company, entered into the initial Limited Liability Company Agreement of the Company (the “Original Operating Agreement”);
WHEREAS, the Original Operating Agreement was amended and restated as of February 17, 2006, by an Amended and Restated Limited Liability Company Agreement of Morgans Group LLC, entered into by and among the Managing Member and the Persons named as Non-Managing Members on the signature pages thereto, and such agreement was further amended by Amendment No. 1 to the Amended and Restated Limited Liability Company Agreement of Morgans Group LLC, dated April 4, 2008, and Amendment No. 2 to the Amended and Restated Limited Liability Company Agreement of Morgans Group LLC, effective October 15, 2009 (as so amended, the “Agreement”);
WHEREAS, Sections 4.2, 7.1(a), and 14.1(b)(2) of the Agreement authorize the Managing Member to create new classes or series of Membership Interests, issue additional Membership Interests, and amend the Agreement in connection with the issuance of additional Membership Interests;
WHEREAS, pursuant to the authority granted to the Managing Member under Section 14.1(b) of the Agreement, the Managing Member desires to amend the Agreement to provide for the terms of the 2011 outperformance plan units (the “2011 OPP Units”), issued pursuant to the Managing Member’s 2007 Omnibus Stock Incentive Plan, as amended, or other Incentive Plan, as follows:
NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Managing Member hereby amends the Agreement as follows:
1. The exhibit attached to this Amendment as Attachment 1 is hereby added to the Agreement as Exhibit F thereto.

2. Article IV of the Agreement is hereby supplemented by adding after Section 4.7 the following section:
“Section 4.8. 2011 OPP LTIP Units. The Company is authorized to issue an additional class of Membership Units and LTIP Units entitled “2011 OPP LTIP Units” (the “2011 OPP Units”). 2011 OPP Units shall have the voting powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations and restrictions set forth in Exhibit F hereto.”
3. Section References. Section references in this Amendment refer to sections of the Agreement.
4. Certain Capitalized Terms. All capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings assigned to them in the Agreement.
5. Severability. If any term or other provision of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms and provisions of this Amendment shall remain in full force and effect and shall in no way be effectively impaired or invalidated.
6. Full Force and Effect. Except as expressly amended hereby, the Agreement shall remain in full force and effect.
[SIGNATURES APPEAR ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, the undersigned has executed this Amendment No. 3 as of the date first set forth above.

MORGANS HOTEL GROUP CO., as Managing Member of Morgans Group LLC
By:	/s/ Richard Szymanski
	Name:	Richard Szymanski
	Title:	Chief Financial Officer and Secretary

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Exhibit F
DESIGNATION OF THE PREFERENCES, CONVERSION
AND OTHER RIGHTS, VOTING POWERS,
QUALIFICATIONS, LIMITATIONS, AND RESTRICTIONS
OF THE
2011 OPP LTIP UNITS
OF MORGANS GROUP LLC
The 2011 OPP LTIP Units (the “2011 OPP Units”) shall have the following voting powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations and restrictions:
1. LTIP Equivalence. Except as otherwise expressly provided in this Exhibit F, 2011 OPP Units shall be treated as LTIP Units, and shall have the rights, privileges, restrictions, powers and duties applicable to LTIP Units under the Agreement, including without limitation the provisions of Section 4.5.
2. Distributions.
(a) 2011 OPP Unit Distributions. Commencing from the Distribution Participation Date (as defined below) established for any 2011 OPP Units in the applicable award agreement, Holders of 2011 OPP Units shall be entitled to receive, if, when and as authorized by the Managing Member, any distributions otherwise payable with respect to LTIP Units and shall be treated as outstanding LTIP Units for purposes of the distribution provisions of the Agreement. For the avoidance of doubt, for purposes of the first distribution to occur after the Distribution Participation Date, 2011 OPP Units that become fully earned and vested in accordance with the applicable award agreement on or before the first day of the relevant quarterly period shall be treated as having been outstanding for the full period. Prior to the Distribution Participation Date, 2011 OPP Units shall be entitled to any distributions by the Company (i) in connection with an Adjustment Event as provided in Section 4.5(b), treating the 2011 OPP Units as outstanding LTIP Units, and (ii) if, when and as authorized by the Managing Member out of funds or other property legally available for the payment of distributions, distributions representing proceeds of a sale or other disposition of all or substantially all of the assets of the Company in an amount per unit equal to the amount of any such distributions payable on the Class A Units, provided that the amount of distributions to any Holder of 2011 OPP Units under this clause (ii) shall not exceed the positive balances of the Capital Account of the Holder of such 2011 OPP Units to the extent attributable to the ownership of such 2011 OPP Units.
(b) Distribution Participation Date. The “Distribution Participation Date” for each 2011 OPP Unit will be either (i) with respect to 2011 OPP Units granted pursuant to the Managing Member’s 2011 Outperformance Plan, as it may be amended or supplemented from time to time or any successor plan under which additional 2011 OPP Units may be issued (the “Plan”), the applicable Final Valuation Date (as defined in the award agreement of each Person granted 2011 OPP Units under the Plan) or (ii) with respect to other 2011 OPP Units, such date as may be specified in the award agreement or other documentation pursuant to which such 2011 OPP Units are issued.

3. Allocations.
(a) Allocations of Net Income and Net Loss. Commencing with the portion of the taxable year of the Company that begins on the Distribution Participation Date established for any 2011 OPP Units, such 2011 OPP Units shall be allocated Net Income and Net Loss under Sections 6.1 and 6.2 in amounts per 2011 OPP Unit equal to the amounts allocated per Class A Unit (adjusted to the extent required by Sections 6.3(b) through 6.3(g)). The Managing Member is authorized in its discretion to delay or accelerate the participation of the 2011 OPP Units in allocations of Net Income and Net Loss, or to adjust the allocations made after the Distribution Participation Date, so that the ratio of (i) the total amount of Net Income or Net Loss allocated under Sections 6.1 and 6.2 with respect to each 2011 OPP Unit in the taxable year in which that 2011 OPP Unit’s Distribution Participation Date falls, to (ii) the total amount distributed to that 2011 OPP Unit with respect to such period, is more nearly equal to such ratio as computed for the Class A Units held by the Managing Member.
(b) Special Allocations. 2011 OPP Units shall be treated as outstanding LTIP Units (and the Holders thereof treated as Holders of LTIP Units) for all purposes of Section 6.3(a).
4. Redemption.
(a) The Redemption Right provided to Non-Managing Members under Section 4.2(e)(1) shall not apply with respect to 2011 OPP Units or Class A Units into which they may be converted pursuant to Section 4.6 of the Agreement until the later of (i) the date that is one year and six months after the Final Valuation Date and (ii) the date on which the applicable 2011 OPP Units are converted into Class A Units in accordance with Section 4.6 of the Agreement and Section 6 of this Exhibit F, after which date the Redemption Right shall be available on the terms and conditions set forth in the Agreement.
(b) During the period beginning on the Final Valuation Date (as defined in the applicable award agreement) and ending on the Business Day immediately preceding the six month anniversary of the Final Valuation Date, the Company shall be entitled to redeem some or all of the 2011 OPP Units held by any Holder (or Class A Units into which they were converted by the Holder) at a redemption price per 2011 OPP Unit or Membership Unit, payable in cash, equal to the Common Share Price (as defined in the applicable award agreement) as of the Final Valuation Date (as defined in the applicable award agreement).
(c) From and after the one year anniversary of the Final Valuation Date, for a period of six months, a Holder of 2011 OPP Units (or Class A Units into which they were converted by the Holder) shall have the right to cause the Company to redeem some or all of the 2011 OPP Units held by such Holder (or Class A Units into which they were converted by the Holder), at a redemption price per 2011 OPP Unit or Class A Unit, as the case may be, payable in cash, equal to the greater of (x) the Common Share Price (as defined in the applicable award agreement) as of the Final Valuation Date (as defined in the applicable award agreement) and (y) the Cash Amount (as defined in the applicable award agreement) determined as of the date of the notice of redemption.
(d) From and after the end of the period set forth in Section 4(c), a Holder of 2011 OPP Units shall have the right to cause the Company to redeem some or all of the 2011 OPP Units (or Class A Units into which they were converted by the Holder) held by such Holder at a redemption price per 2011 OPP Unit or Class A Unit, as applicable, payable in cash, equal to the Cash Amount determined as of the date of the notice of redemption.

(e) The Company may exercise its redemption right under Section 4(b) above by sending a notice to each Holder of 2011 OPP Units (or Class A Units into which they were converted by the Holder) setting forth the redemption date, which shall be no less than five (5) Business Days after the date of such notice, and the number of 2011 OPP Units (or Class A Units into which they were converted by the Holder) being redeemed and the procedure to be followed by Holders of 2011 OPP Units or Class A Units that are being redeemed. The Holder may exercise its redemption right under Section 4(c) or 4(d) above by sending a notice to the Company setting forth the redemption date, which shall be no less than ten (10) Business Days after receipt of such notice by the Managing Member, and the number of 2011 OPP Units (or Class A Units into which they were converted by the Holder) to be redeemed. The Managing Member shall be entitled to acquire 2011 OPP Units (or Class A Units into which they were converted by the Holder) pursuant to any exercise by the Company or the Holder of the foregoing redemption rights (under Section 4.2(b) or Section 4.2(c) or 4(d) above) in exchange for issuance of a number of Common Shares, which will be issued under an Incentive Plan and be registered on a Form S-8, with an aggregate value, based on the Value of the Common Shares as of the date of the redemption notice, equal to the applicable redemption price, provided that the Managing Member has determined, in its sole discretion, that it is permitted to do so under applicable stock exchange listing rules.
5. Voting Rights.
(a) Voting with LTIP Units. Except as otherwise provided herein, 2011 OPP Units and Non-Managing Members who hold 2011 OPP Units shall be treated as LTIP Units and LTIP Unitholders, respectively, for all purposes of Section 14.3.
(b) Special Approval Rights. So long as any 2011 OPP Units remain outstanding, the Company shall not, without the affirmative vote of the Non-Managing Members who hold at least two-thirds of the 2011 OPP Units outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class), amend, alter or repeal, whether by merger, consolidation or otherwise, the provisions of the Agreement applicable to 2011 OPP Units so as to materially and adversely affect any right, privilege or voting power of the 2011 OPP Units or the Non-Managing Members who hold 2011 OPP Units as such, unless such amendment, alteration or repeal affects equally, ratably and proportionately the rights, privileges and powers of the Holders of LTIP Units; but subject, in any case, to the following provisions:
(i)	Any difference in effect between the LTIP Units and the 2011 OPP Units that is required or reasonably desirable to implement the difference in the distribution or redemption rights with respect to LTIP Units and 2011 OPP Units shall not be deemed to have an effect that is not equal, ratable or proportionate to the effect on the Holders of LTIP Units;
(ii)	Any creation or issuance of any Membership Units or of any class or series of Membership Interest, whether ranking senior to, junior to, or on a parity with the 2011 OPP Units with respect to distributions and the distribution of assets upon liquidation, dissolution or winding up shall not be deemed to have an effect that is not equal, ratable or proportionate to the effect on the Holders of LTIP Units; and

(iii)	any waiver by the Company of restrictions or limitations applicable to any outstanding LTIP Units or 2011 OPP Units with respect to any LTIP Unitholder or Unitholders or Holders of 2011 OPP Unit shall not be deemed to materially and adversely alter, change, modify or amend the rights, powers or privileges of the LTIP Units or 2011 OPP Units with respect to other Unitholders or Holders.
6. Conversion of LTIP Units into Membership Units Under Section 4.6 of the Agreement. Notwithstanding anything to the contrary set forth in this Exhibit F or the Agreement, in no event shall a Holder of 2011 OPP Units have the right to convert such 2011 OPP Units into Class A Units under Section 4.6 of the Agreement, and the Company shall not have the right to cause a Forced Conversion of 2011 OPP Units pursuant to Section 4.6(d) of the Agreement, unless and until such time as shareholders of the Managing Member have approved an increase to the number of shares of common stock available under the Managing Member’s shareholder-approved 2007 Omnibus Stock Incentive Plan, as amended, or other Incentive Plan, a number of which additional shares are then allocated by the Managing Member to the OPP LTIP Units.
7. Treatment of 2011 OPP Units in Connection with a Transaction. If the Company or the Managing Member shall be a party to any Transaction (as defined in the Agreement) after the Final Valuation Date, as a result of which Class A Units shall be exchanged for or converted into the right, or the LTIP Unitholders of such Class A Units shall otherwise be entitled, to receive cash, securities or other property or any combination thereof, and at such time the 2011 OPP Units are not eligible to be converted into Class A Units (after giving effect to any vote of shareholders of the Managing Member in connection with the Transaction), then the Company shall, concurrently with the closing of such Transaction, redeem all of the 2011 OPP Units for an amount per 2011 OPP Unit payable in cash equal to the value (determined by the Board of Directors of the Managing Member in good faith) of the consideration received in exchange for, or ascribed to, each Class A Unit in such Transaction, or shall cause the terms of the Transaction to provide a payment to Holders of 2011 OPP Units of such amount in exchange for their 2011 OPP Units upon closing of such Transaction.
8. Section References. Except as otherwise expressly provided, Section references in this Exhibit F refer to sections of the Agreement.
9. Certain Capitalized Terms. All capitalized terms used in this Exhibit F and not otherwise defined shall have the meanings assigned in the Agreement.

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